Exhibit 3.1

CERTIFICATE OF AMENDMENT TO

RESTATED CERTIFICATE OF INCORPORATION

of

QUEST DIAGNOSTICS INCORPORATED

Quest Diagnostics Incorporated, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies that:

FIRST, the name of the Corporation is Quest Diagnostics Incorporated.

SECOND, the amendment to the Restated Certificate of Incorporation of the Corporation set forth in this Certificate of Amendment has been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

THIRD, the Restated Certificate of Incorporation of the Corporation is hereby amended so that the first sentence of paragraph 4 shall read in its entirety as follows:

“The total number of shares which the Corporation may henceforth have is 610,000,000, of which 10,000,000 shares are to have a par value of $1.00 each and 600,000,000 shares are to have a par value of $0.01 each, which shares shall be classified as follows:

10,000,000 shares, of the par value of $1.00 each, are to be Series Preferred Stock; and

600,000,000 shares, of the par value of $0.01 each, are to be Common Stock.”

IN WITNESS WHEREOF Quest Diagnostics Incorporated has caused this Certificate of Amendment to be duly executed by an authorized officer this 4th day of May, 2006.

Quest Diagnostics Incorporated

By: /s/ Leo C. Farrenkopf, Jr.
Name: Leo C. Farrenkopf, Jr.
Title: Vice President and Assistant Secretary